Exhibit 3.347
ARTICLES OF INCORPORATION
OF
BUNTING TRASH SERVICE, INC.
     WE, THE UNDERSIGNED natural persons of the age of twenty-one years or more, acting as incorporators of a corporation under the Colorado Corporation Code, adopt the following Articles of Incorporation for such corporation:
ARTICLE I — NAME
     The name of this corporation is Bunting Trash Service, Inc.
ARTICLE II — DURATION
     The duration of this corporation is perpetual.
ARTICLE III — PURPOSES
The purpose or purposes for which this corporation is organized and the objects and business to be transacted, promoted and carried on are:
     a. To engage in the buying, selling, and dealing of industrial, residential and commercial scrap, salvage, refuse, rubbish, trash, junk, offal, garbage, and debris; to engage in the collection of industrial, residential and commercial scrap, salvage, refuse, rubbish, trash, junk, offal, garbage, and debris; to engage in the operation and maintenance of depositories at industrial, residential and commercial locations for the accumulation of scrap, salvage, refuse, rubbish, trash, junk, offal, garbage, and debris; to engage in the maintenance of a collection and pickup service therefor; to engage in the business of transporting of all the above-mentioned materials by any means of conveyance as a common carrier, private carrier, contract carrier, or otherwise; and to engage in the maintenance of disposal facilities generally.
     b. To acquire by purchase, exchange, gift, bequest, subscription or otherwise, and to hold, own, mortgage, pledge, hypothecate, sell, assign, transfer, exchange or otherwise dispose of or deal in or with its own corporate securities or stock or other securities, including without limitations, any shares of stock, bonds, debentures, notes, mortgages, or other obligations, and any certificates, receipts or other instruments representing rights or interests therein or any property or assets created or issued by any person, firm, association, or corporation, or any government or subdivisions, agencies or instrumentalities thereof; to make payment therefor in any lawful manner or to issue in exchange therefor its own securities or to use its unrestricted and unreserved earned surplus for the purchase of its own shares, and to exercise as owner or holder of any securities, any and all rights, powers and privileges in respect thereof.
     c. To do each and every thing necessary, suitable or proper for the accomplishment of any of the purposes or the attainment of any one or more of the subjects herein enumerated, or which may at any time appear conducive to or expedient for protection or benefit of this corporation, and to do said acts as fully and to the same extent as natural persons might, or could do, in any part of the world as principals, agents, partners, trustees or otherwise, either alone or in conjunction with any other person association or corporation.
     d. The foregoing clauses shall be construed both as purposes and powers and shall not be held to limit or restrict in any manner the general powers of the corporation, and the enjoyment and exercise thereof, as conferred by the laws of the State of Colorado and it is the intention that the purposes and powers specified in each of the paragraphs of this Article 111 shall be regarded as independent purposes and powers.
ARTICLE IV — [ILLEGIBLE]
     The aggregate number of shares which this corporation shall have authority to issue is 50,000 shares of no par value stock. All stock of the corporation shall be of the same class, common, and shall have the same rights and preferences. Fully-paid stock of this corporation shall not be liable to any further call or assessment.
ARTICLE V — AMENDMENT
     These Articles of Incorporation may be amended by the affirmative vote of a majority of the shares entitled to vote on each such amendment.
ARTICLE IV — SHAREHOLDER RIGHTS
     The authorized and treasury stock of this corporation may be issued at such time, upon such terms and conditions and for such consideration as the Board of Directors shall determine. Shareholders shall not have pre-emptive rights to acquire unissued shares of the stock of this corporation. Cumulative voting shall not be allowed.
ARTICLE VIII — INITIAL OFFICE AND AGENT
     The address of this corporation’s initial registered office and the name of its original registered agent at such address is Londell A. Bunting, 705 13th Street, Greeley, Colorado, 80631.

ARTICLE IX — DIRECTORS
     The number of Directors constituting the initial Board of Directors of this corporation is three. The names and addresses of persons who are to serve as Directors until the first annual meeting of stockholders, or until their successors are elected and shall qualify are:
     Londell A. Bunting, Route 4, Box 266, Greeley, Colorado 80631
     Kenneth Danel, 2131 Bluebell Avenue, Greeley, Colorado 80631
     Jim E. Taylor, 2932 West 19th St. Road, Greeley, Colorado 80631
ARTICLE X — INCORPORATORS
     The names and address of each Incorporator is:
     Londell A. Bunting, Route 4, Box 266, Greeley, Colorado 80631
     Kenneth Danel, 2131 Bluebell Avenue, Greeley, Colorado 80631
     Jim E. Taylor, 2932 West 19th St. Road, Greeley, Colorado 80631
ARTICLE XI
COMMON DIRECTORS — TRANSACTION BETWEEN CORPORATIONS
     No contract or other transaction between this corporation and one or more of its Directors or any other corporation, firm, association or entity in which one or more if its Directors are directors or officers or are financially interested, shall be either void or voidable because of such relationship or interest, or because such Director or Directors are present at the meeting of the Board of Directors, or a committee thereof which authorizes, approves or ratifies such contract or transaction, oe because his or their votes are counted for such purpose if: (a) the fact of such relationship or interest id disclosed or known to the Board of Directors or committee which authorizes, approves or ratifies the contract or transaction by vote or consent sufficient for the purpose without counting the votes or consents of such interested Director; or (b) the fact of such relationship or interest is disclosed or known to the shareholders entitled to vote and they authorize, approve or ratify such contract or transaction by vote or written consent; or (c) the contract or transaction is fair and reasonable to the corporation.
     Common or interested Directors may be counted in determining the presence of a quorum at a meeting of the Board of Directors or committee thereof which authorizes, approves or ratifies such contract or transaction.
     DATED this 13th day of July, 1977.

Londell A. Bunting Londell A. Bunting — Incorporator

Kenneth Danel

Kenneth Danel — Incorporator

Jim E. Taylor

Jim E. Taylor — Incorporator

STATE OF COLORADO	)
	)	ss.
COUNTY OF WELD	)
     I, Sally C. White, a Notary Public, hereby certify that on the 13th day of July, 1977, Londell A. Bunting, Kenneth Danel and Jim E. Taylor personally appeared before me who, being by me first duly sworn, severally declared that they are the persons who signed the foregoing document as incorporators and that the statements therein contained are true.
     DATED this 13th day of July, 1977.
     My commission expires: 3-13-80

/s/ [Illegible] Notary Public